Exhibit 99.1

Analyst Contacts:	Transocean: Gregory S. Panagos, 713 232 7551 GlobalSantaFe: Richard Hoffman, 281 925 6441	News Release FOR RELEASE: July 23, 2007

Media Contacts:	Transocean: Guy A. Cantwell, 713 232 7647 GlobalSantaFe: Jeff Awalt, 281 925 6448
TRANSOCEAN INC. AND GLOBALSANTAFE CORPORATION AGREE TO COMBINE
Merger Highlights:
•	Seasoned management and technical staffs of both companies led by Chief Executive Officer Robert L. Long and President and Chief Operating Officer Jon A. Marshall.

•	Equal representation on 14-member board, chaired by Robert E. Rose.

•	Geographic and asset diversity with 146-rig fleet, including five newbuild units.

•	Growth opportunities through an expanded base of assets, services and clients.

•	Value accretive to shareholders of both companies.

•	$15 billion in cash to shareholders.

•	Targets a range of cost-reduction opportunities between $100 million and $150 million a year by 2010.
     HOUSTON – Transocean Inc. (NYSE: RIG) and GlobalSantaFe Corporation (NYSE: GSF) today announced that their boards of directors have unanimously approved a definitive agreement for a merger of equals. Based upon closing prices for each company’s ordinary shares as of July 20, 2007, the estimated enterprise value of the combined company would be approximately $53 billion. The combined company, to be known as Transocean Inc., will retain principal offices in Houston and trade on the New York Stock Exchange with the symbol RIG.
     Under the terms of the agreement, Transocean shareholders will receive $33.03 in cash and 0.6996 shares of the combined company for each share of Transocean they own. GlobalSantaFe shareholders will receive $22.46 in cash and 0.4757 shares of the combined company for each share of GlobalSantaFe they own. The total number of shares outstanding of the combined company after the transaction will be approximately 318 million shares.
     The combined current revenue backlog of $33 billion, together with the greater financial strength of the combined company, will enable a $15 billion recapitalization while retaining the financial flexibility to invest for future growth. Financing by affiliates of Goldman, Sachs & Co. and Lehman Brothers Inc. will provide for shareholders of both companies to receive an aggregate payment of $15 billion in cash. The combined company intends to dedicate its first two years of free cash flow to reducing debt.
     The combination will create an organization with approximately 20,000 personnel, providing a full range of offshore drilling services in the world’s key regions. The combined company will have a technologically advanced fleet with a substantial presence in ultra-deepwater and deepwater drilling and additional growth from newbuild rigs.
     Robert L. Long, who will continue to serve as Chief Executive Officer of Transocean after the merger, said, “GlobalSantaFe’s outstanding rig fleet complements Transocean’s, and the combined company will have a global fleet of 146 rigs. This transaction will enhance our high-end floater fleet, including five newbuild ultra-deepwater units, while growing our position in the worldwide jackup market, especially in the Middle East, West Africa and the North Sea. In addition, we will be positioned to better offer the full scope of drilling services to customers in all geographical areas as we focus on incident-free, efficient operations and further developing our talented workforce. GlobalSantaFe has an outstanding management team, as well as operational and support staff, which when combined with Transocean’s will produce a top-notch team.”
     Current GlobalSantaFe President and CEO Jon A. Marshall, who will serve as Transocean’s President and Chief Operating Officer following the merger, said: “This is an exciting opportunity for our shareholders, our customers and our people. The $15 billion cash payment allows us to achieve a more appropriate capital structure and deliver immediate value to our combined shareholders. The combined company will have a broader customer base, particularly with the increasingly important national oil companies, greater exposure to the growing deepwater business and increased, low-risk organic growth prospects from the combined deepwater newbuild program. The enhanced operational capability of a more geographically diverse rig fleet will produce significant benefits for our customers and provide substantial growth opportunities for our people. This is an ideal fit for the stakeholders in both companies.”
     Following the merger, Robert E. Rose, currently GlobalSantaFe’s Chairman, will serve as Transocean’s Chairman of the Board of Directors, Robert L. Long will continue as Transocean’s Chief Executive Officer and Jon A. Marshall will assume the position of President and Chief Operating Officer. Other senior management positions will be named later.
Merger Agreement Summary
     Under the terms of the merger agreement, each ordinary share of Transocean held by an existing Transocean shareholder will be converted into total consideration equal to $33.03 in cash and 0.6996 ordinary shares of the combined company. GlobalSantaFe shareholders will receive total consideration of $22.46 in cash and 0.4757 ordinary shares of the combined company for each ordinary share of GlobalSantaFe held.
     The aggregate total cash paid to both companies’ shareholders will be $15 billion, which will be funded through a bridge loan due one year after closing. Transocean has received a commitment letter from Goldman, Sachs & Co. and Lehman Brothers Inc. providing for this financing. Transocean expects to refinance the bridge loan with a mix of bank loans and debt securities.
     The transaction is expected to close by the end of 2007, subject to the approval of the shareholders of both companies, regulatory clearances, receipt of funds under the committed financing and other closing conditions. It is anticipated that the shareholders of both Transocean and GlobalSantaFe will be subject to tax only with respect to the cash received by them. The cash received by Transocean shareholders will be accounted for as a special dividend in combination with a reverse stock split.
Advisors
     Goldman, Sachs & Co. is acting as financial advisor to Transocean, and Lehman Brothers Inc. is acting as financial advisor to GlobalSantaFe. Simmons & Company International provided a fairness opinion to the board of GlobalSantaFe. Baker Botts L.L.P. is acting as legal counsel to Transocean, and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to GlobalSantaFe.

Conference Call
     The senior management of Transocean and GlobalSantaFe will host a conference call on Monday, July 23, 2007 at 10:00 a.m. Eastern Time. All individuals interested in participating in the conference call should dial 913-312-1293 and refer to confirmation code 4524983 approximately 15 minutes prior to the scheduled start of the conference.
About GlobalSantaFe
     GlobalSantaFe is one of the largest offshore oil and gas drilling contractors and the leading provider of drilling management services worldwide. The company owns or operates a contract drilling fleet of 37 premium jackup rigs; six heavy-duty, harsh environment jackups; 11 semisubmersibles and three dynamically positioned, ultra-deepwater drillships, as well as two semisubmersibles owned by third parties and operated under a joint venture agreement. In addition, an ultra-deepwater semisubmersible is under construction and scheduled for delivery in early 2009. For more information about GlobalSantaFe, go to http://www.globalsantafe.com.
About Transocean
     Transocean Inc. is the world’s largest offshore drilling contractor with a fleet of 82 mobile offshore drilling units. The company’s mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company’s fleet consists of 33 High-Specification Floaters (semisubmersibles and drillships), 20 Other Floaters, 25 Jackups and other assets utilized in the support of offshore drilling activities worldwide. The company also has contracts for the construction of four newbuild enhanced Enterprise-class drillships. With a current equity market capitalization in excess of $31 billion, Transocean’s ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.” For more information about Transocean, please visit www.deepwater.com.
Forward-Looking Statements
     Statements included in this news release regarding the consummation of the proposed transactions, benefits, opportunities, timing and effects of the transactions, financial performance or attributes of the combined companies and other statements that are not historical facts, are forward looking statements. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities or other third parties, costs and difficulties related to other integration of acquired businesses, delays, costs and difficulties related to the transactions, market conditions, and the combined companies’ financial results and performance, consummation of financing, satisfaction of closing conditions, ability to repay debt and timing thereof, availability and terms of any financing and other factors detailed in risk factors and elsewhere in both companies’ Annual Reports on Form 10-K and their respective other filings with the Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Both companies disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.
Important Additional Information Regarding the Transactions will be Filed with the SEC
     In connection with the proposed transactions, Transocean and GlobalSantaFe will file a joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS AND THE PARTIES TO THE TRANSACTIONS. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other relevant documents filed with the SEC from the SEC’s website at

http://www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement/prospectus and other relevant documents (when available) by directing a request by mail or telephone to either Investor Relations, Transocean, 4 Greenway Plaza, Houston, Texas 77046, telephone 713-232-7694, or Investor Relations, GlobalSantaFe, 15375 Memorial Drive, Houston, Texas 77079, 281-925-6444.
     Transocean and GlobalSantaFe and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective shareholders with respect to the transactions. Information about these persons are set forth in Transocean’s and GlobalSantaFe’s respective proxy statements relating to their 2007 Annual Meeting of Shareholders, as filed with the SEC on March 20, 2007 and April 30, 2007, respectively. Shareholders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ shareholders generally, by reading the proxy statement/prospectus and other relevant documents regarding the transactions, which will be filed with the SEC.
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